       As filed with the Securities and Exchange Commission on November __, 1997
                                                  Registration No. 33-
                                                                       ---------
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                HF BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

DELAWARE (state or other                6035                      33-0576146
jurisdiction of incorporation     (Primary Standard             (IRS Employer
or organization)              Classification Code Number)    Identification No.)

                              445 E. FLORIDA AVENUE
                             HEMET, CALIFORNIA 92543
                                 (909) 658-4411
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              AMENDED AND RESTATED
                                HF BANCORP, INC.
                           STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)

      RICHARD S. CUPP                           COPIES TO:
      PRESIDENT AND CHIEF EXECUTIVE OFFICER     JOSEPH G. PASSAIC, JR., ESQUIRE
      HF BANCORP, INC.                          MULDOON, MURPHY & FAUCETTE
      445 E. FLORIDA AVENUE                     5101 WISCONSIN AVENUE, N.W.
      HEMET, CALIFORNIA  92543                  WASHINGTON, DC 20016
      (909) 658-4411                            (202) 362-0840

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. / X /


=====================================================================================================
Title of each Class of        Amount to be    Proposed Purchase   Estimated Aggregate   Registration
Securities to be Registered   Registered(1)   Price Per Share(2)    Offering Price          Fee
-----------------------------------------------------------------------------------------------------
      Common Stock              150,000
     $.01 par Value            Shares (3)        $15.625           $2,343,750             $710(3)
=====================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Amended and Restated HF Bancorp, Inc. Stock-Based Incentive Plan (the "Plan")as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of HF Bancorp, Inc. pursuant to 17 C.F.R. ss.230.416(a).
(2) Weighted average price determined by the market value of the Common Stock on November 17, 1997 as determined by the average of the high and low prices listed on the NASDAQ Stock Market as reported in the Wall Street Journal of $15.625, for the 150,000 additional shares available under the Plan for which options have not yet been granted.
(3) Represents the total increase in the amount of shares reserved for issuance under the Plan. There are a total of 811,250 shares available for issuance under the Plan, 661,250 of which were previously registered on May 2, 1996 in connection with which a filing fee of $2,274.00 was paid.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

Number of Pages 15
Exhibit Index begins on Page 10

HF BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the HF Bancorp, Inc. (the "Company" or the "Registrant") Amended and Restated Stock-Based Incentive Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). The Joint Prospectus relates to this Registration Statement as well as the Registration Statement on form S-8 filed on May 2, 1996 with the Securities and Exchange Commission (the "SEC"). Such document is not filed with the SEC either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

      (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, which includes the consolidated statements of financial condition of the Company and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended June 30, 1997, together with the related notes and the report of Deloitte & Touche LLP, independent certified public accountants filed with the SEC on September 25, 1997 (File No. 0-25722).

      (b) The Form 10-Q report for the quarter ended September 30, 1997, filed with the SEC on November 12, 1997 (File No. 0-25722).

      (c) The description of Registrant's Common Stock contained in Registrant's Form 8-A (File No.0-25722), as filed with the SEC on March 21, 1995 pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder.

      (d) All documents  filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold or which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None

      The validity of the Common Stock offered hereby has been passed upon by Muldoon, Murphy & Faucette, Washington, DC, for the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no
further  right  to  appeal  (hereinafter  a  "final   adjudication")  that  such
indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In: (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Article TENTH, or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.


F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

      The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      3.1      Certificate of Incorporation of the Registrant.1

      3.2      Bylaws of the Registrant.2

      5 Opinion of Muldoon, Murphy & Faucette, Washington, DC, as to the legality of the Common Stock registered hereby.

      10       Amended and Restated HF Bancorp, Inc. Stock-Based Incentive Plan3

      23.1 Consent of Muldoon, Murphy & Faucette (contained in the opinion included as Exhibit 5).

      23.2     Independent Auditors' Consent.




--------------------------
      1 Incorporated herein by reference from Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 filed on March 14, 1995.

      2 Incorporated herein by reference from Exhibit 3.2 of the Registrant's Registration Statement on Form S-1 filed on March 14, 1995.

      3 Incorporated herein by reference from the Proxy Statement of the Registrant filed with the Commission on September 25, 1997.


ITEM 9.   UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective registration statement; and

            (iii) To include any material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

      (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CONFORMED
                                  SIGNATURES

      Pursuant to the requirements of the Securities Act, HF Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hemet, State of California, on November 18, 1997.

                                          HF BANCORP, INC.


                                          By:  /s/ J. Robert Eichinger
                                               ---------------------------------
                                               J. Robert Eichinger
                                               Chairman of the Board


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Name                   Title                                  Date
    ----                   -----                                  ----


/s/ Richard S. Cupp        President, Chief Executive          November 18, 1997
----------------------     Officer (principal executive
Richard S. Cupp            officer)


/s/ Gerald A. Agnes        Executive Vice President            November 18, 1997
----------------------
Gerald A. Agnes


/s/ Mark Andino            Vice President and Treasurer        November 18, 1997
----------------------     (principal financial and
Mark Andino                accounting officer)


/s/ J. Robert Eichinger    Chairman of the Board               November 18, 1997
-----------------------
J. Robert Eichinger


/s/ Leonard E. Searl
-----------------------    Director                            November 18, 1997
Leonard E. Searl


/s/ Harold L. Fuller
-----------------------    Director                            November 18, 1997
Harold L. Fuller


/s/ Dr. Robert K. Jabs
-----------------------    Director                            November 18, 1997
Dr. Robert K. Jabs

/s/ George P. Rutland
-----------------------    Director                            November 18, 1997
George P. Rutland


/s/ Patricia A. Larson
-----------------------    Director                            November 18, 1997
Patricia A. Larson


/s/ Norman M. Coulson
-----------------------    Director                            November 18, 1997
Norman M. Coulson

                                  EXHIBIT INDEX
                                  -------------

                                                                                                   SEQUENTIALLY
                                                                                                     NUMBERED
                                                                                                      PAGE
  EXHIBIT NO.          DESCRIPTION                      METHOD OF FILING                            LOCATION
--------------      ------------------       ---------------------------------------------------   -----------
      3.1           Certificate of           Incorporated herein by reference from Exhibit 3.1         --
                    Incorporation of the     of the Registrant's Registration Statement on Form
                    Registrant               S-1 filed with the SEC on March 15, 1995 and declared
                                             effective on May 11, 1995.

      3.2           Bylaws of the            Incorporated herein by reference from Exhibit 3.2         --
                    Registrant               of  the   Registrant's   Registration
                                             Statement  on Form S-1 filed with the
                                             SEC on March  15,  1995 and  declared
                                             effective on May 11, 1995.

       5            Opinion of Muldoon,      Filed herewith.                                           11
                    Murphy & Faucette

      10            Amended and Restated     Incorporated herein by reference from Exhibit A of        --
                    HF Bancorp, Inc.         the Registrant's Proxy Statement for its 1997
                    Stock-Based Incentive    Annual Meeting of Stockholders held on October
                    Plan                     28, 1997.

     23.1           Consent of Counsel       Contained in Exhibit 5 hereof.                            --

     23.2           Independent Auditors'    Filed herewith.                                           14
                    Consent
